Phillips 66 Reports Second-Quarter Earnings of $1.3 Billion (Adjusted Earnings of $1.3 Billion)

Exhibit 99.1

Phillips 66 Reports Second-Quarter Earnings of $1.3 Billion
or $2.84 Per Share
Adjusted earnings of $1.3 billion or $2.80 per share

Highlights

•	Achieved 100 percent utilization in Refining

•	CPChem's new ethane cracker exceeding design rates

•	Generated $2.4 billion in cash from operations

•	Returned $602 million to shareholders through dividends and share repurchases

•	Increased quarterly dividend by 14 percent

•	Began construction of the 300,000 BPD Sweeny Hub NGL expansion project

•	Phillips 66 Partners recently completed Gray Oak Pipeline open season

HOUSTON, July 27, 2018 – Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces second-quarter 2018 earnings of $1.3 billion, compared with $524 million in the first quarter of 2018. Excluding special items of $17 million in the second quarter, adjusted earnings were $1.3 billion, compared with first-quarter adjusted earnings of $512 million.

“Our diversified portfolio generated strong earnings and cash flows this quarter,” said Greg Garland, chairman and CEO of Phillips 66. “We advanced strategic growth initiatives and continued to reward our shareholders. In Refining, we operated at full capacity and continued to capture the benefits of advantaged feedstocks through our integrated supply network. CPChem achieved full operations at its new U.S. Gulf Coast petrochemicals assets, contributing to solid earnings growth. In Midstream, the expansion of our Sweeny Hub will further grow and optimize our NGL value chain. Most recently, Phillips 66 Partners completed the Gray Oak Pipeline open season to capitalize on growing Permian crude production.”

“We returned $602 million to shareholders through dividends and share repurchases this quarter. For the year, we have returned $4.4 billion to shareholders. We demonstrated our commitment to a secure, competitive and growing dividend with a 14 percent increase in the second quarter, resulting in a 27 percent compound annual growth rate since 2012.”

Phillips 66 Reports Second-Quarter Earnings of $1.3 Billion (Adjusted Earnings of $1.3 Billion)

Midstream

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q2 2018	Q1 2018	Q2 2018	Q1 2018
Transportation	$137	136	137	136
NGL and Other	50	73	50	73
DCP Midstream	15	24	15	24
Midstream	$202	233	202	233

Midstream second-quarter net income was $202 million, compared with $233 million in the first quarter of 2018.

Transportation adjusted net income for the second quarter of 2018 was $137 million, in line with the prior quarter.

NGL and Other second-quarter adjusted net income of $50 million was $23 million lower than first-quarter adjusted net income of $73 million, mainly reflecting positive inventory impacts in the first quarter.

The company’s equity investment in DCP Midstream generated adjusted net income of $15 million in the second quarter, a $9 million decrease from the first quarter, primarily due to the timing of incentive distributions.

Chemicals

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q2 2018	Q1 2018	Q2 2018	Q1 2018
Olefins and Polyolefins (O&P)	$247	224	247	224
Specialties, Aromatics and Styrenics (SA&S)	32	18	32	18
Other	(17)	(10)	(17)	(10)
Chemicals	$262	232	262	232

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals' second-quarter net income was $262 million, compared with $232 million in the first quarter of 2018.

CPChem's O&P business contributed $247 million of adjusted net income to the Chemicals segment in the second quarter of 2018, compared with $224 million in the first quarter. The increase reflects ramp-up of the new U.S. Gulf Coast petrochemicals assets. Global O&P utilization was 95 percent in the second quarter.

CPChem's SA&S business contributed $32 million of adjusted net income in the second quarter of 2018, an increase of $14 million from the prior quarter. The increase primarily reflects reduced downtime following turnarounds in the first quarter.

The $7 million increase in CPChem's Other adjusted net costs in the second quarter mainly reflects lower capitalized interest following completion of the U.S. Gulf Coast Petrochemicals Project in the first quarter.

Phillips 66 Reports Second-Quarter Earnings of $1.3 Billion (Adjusted Earnings of $1.3 Billion)

Refining

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q2 2018	Q1 2018	Q2 2018	Q1 2018
Refining	$910	91	911	89

Refining second-quarter net income was $910 million, compared with $91 million in the first quarter of 2018.

Refining adjusted net income was $911 million in the second quarter of 2018, compared with $89 million in the first quarter of 2018. The increase was due to higher realized margins and volumes, as well as lower turnaround costs.

Realized margins for the quarter increased to $12.28 per barrel from $9.29 per barrel in the first quarter, reflecting improved market crack spreads and wider crude differentials. Gasoline and distillate market cracks were up 20 percent and 4 percent, respectively. The widening of the Brent–WTI spread, larger discounts on U.S. inland crudes, and improved heavy crude differentials all contributed to increased realized margins.

Phillips 66’s worldwide crude utilization rate was 100 percent, up from 89 percent in the prior quarter. Pre-tax turnaround costs for the second quarter were $60 million, down from $245 million in the first quarter.

Marketing and Specialties

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q2 2018	Q1 2018	Q2 2018	Q1 2018
Marketing and Other	$187	139	145	129
Specialties	50	45	50	45
Marketing and Specialties	$237	184	195	174

Marketing and Specialties (M&S) second-quarter net income was $237 million, compared with $184 million in the first quarter of 2018. M&S results in both periods included benefits from biodiesel blender tax credits.

Adjusted net income for Marketing and Other was $145 million in the second quarter of 2018, an increase of $16 million from the first quarter. The increase was largely due to seasonally higher margins and volumes, partially offset by higher operating costs and foreign currency impacts. Refined product exports in the second quarter rose to 200,000 barrels per day (BPD) from 190,000 BPD in the prior quarter.

Specialties generated adjusted net income of $50 million during the second quarter, compared with $45 million in the prior quarter. Second-quarter adjusted net income reflects improved base oil margins.

Phillips 66 Reports Second-Quarter Earnings of $1.3 Billion (Adjusted Earnings of $1.3 Billion)

Corporate and Other

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q2 2018	Q1 2018	Q2 2018	Q1 2018
Corporate and Other	$(207)	(155)	(183)	(162)

Corporate and Other second-quarter net costs were $207 million, compared with net costs of $155 million in the first quarter of 2018. Net costs in both periods included adjustments to the provisional income tax benefit from U.S. tax reform recorded in the fourth quarter of 2017.

The $21 million increase in Corporate and Other adjusted net costs in the second quarter was mainly due to higher net interest expense and tax expense.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $2.4 billion in cash from operations during the second quarter, including $610 million of cash distributions from equity affiliates. Excluding working capital impacts, operating cash flow was $1.7 billion.

During the quarter, Phillips 66 funded $230 million in share repurchases, $372 million in dividends and $538 million of capital expenditures and investments. Additionally, the company repaid $250 million of debt in the quarter. The company ended the quarter with 464 million shares outstanding.

As of June 30, 2018, cash and cash equivalents were $1.9 billion, and consolidated debt was $11.4 billion, including $2.9 billion at Phillips 66 Partners (PSXP). The company's consolidated debt-to-capital ratio and net-debt-to-capital ratio were 31 percent and 28 percent, respectively. Excluding PSXP, the debt-to-capital ratio was 27 percent and the net-debt-to-capital ratio was 23 percent.

Strategic Update

In Midstream, the company is expanding the Sweeny Hub, which is an integrated natural gas liquids (NGL) fractionation, storage and export complex strategically located on the Texas Gulf Coast with access to petrochemicals, fuels and liquefied petroleum gas (LPG) export markets. The expansion includes two 150,000-BPD-fractionators, associated pipeline infrastructure, and 6 million barrels of additional storage capacity at Phillips 66 Partners’ Clemens Caverns. DCP Midstream has committed to supply Y-grade NGL feedstock and has an option to acquire up to a 30 percent ownership interest in the fractionators. Upon completion of the expansion, expected in late 2020, the Sweeny Hub will have 400,000 BPD of fractionation capability and access to 15 million barrels of storage capacity.

Phillips 66 Partners recently completed the expansion open season to determine the scope and capacity of the Gray Oak Pipeline system. The pipeline will have initial capacity of 800,000 BPD based on shipper commitments of 700,000 BPD and the reservation of capacity for walk-up shippers. The pipeline is expandable to approximately 1 million BPD subject to additional shipper commitments. Gray Oak will provide crude oil transportation from the Permian and Eagle Ford to destinations in Corpus Christi and Sweeny/Freeport, including the Phillips 66 Sweeny Refinery. Phillips 66 Partners will be the largest equity owner in this pipeline project with 75 percent interest. Third parties have options to acquire up to 32.75 percent, which could result in the Partnership owning a 42.25 percent share. The pipeline is expected to be in service by the end of 2019, with total cost of approximately $2 billion.

Phillips 66 Reports Second-Quarter Earnings of $1.3 Billion (Adjusted Earnings of $1.3 Billion)

In Corpus Christi, the Gray Oak Pipeline will connect to the new South Texas Gateway Terminal under development by Buckeye Partners, L.P. The marine terminal will have an initial storage capacity of 3.4 million barrels and is expected to begin operations by the end of 2019. Phillips 66 Partners owns a 25 percent interest in the joint venture that owns the terminal.

At the Beaumont Terminal, the company recently placed 1.3 million barrels of new crude oil storage into service, bringing the terminal’s total crude and products storage capacity to 12.4 million barrels. Additional crude oil tanks are under construction to increase storage capacity to 14.6 million barrels by the end of this year.

DCP Midstream is further expanding the Sand Hills Pipeline capacity and is expected to reach 485,000 BPD by the end of 2018. The pipeline transports NGL from the Permian Basin and Eagle Ford to the Texas Gulf Coast and is owned two-thirds by DCP Midstream and one-third by Phillips 66 Partners. Also in the Permian Basin, DCP Midstream has a 25 percent interest in the Gulf Coast Express Pipeline project that is designed to transport approximately 2 billion cubic feet per day (BCFD) of natural gas to Gulf Coast markets. The Gulf Coast Express Pipeline is anticipated to be completed in the fourth quarter of 2019. DCP Midstream is adding gas processing capacity in the DJ basin. The Mewbourn 3 plant is expected to be completed in the third quarter of 2018 and the O’Connor 2 plant is scheduled for completion in the second quarter of 2019.

In Chemicals, CPChem reached full operations at its new world-scale ethane cracker located at the Cedar Bayou facility in Baytown, Texas. The cracker has demonstrated 3.5 billion pounds per year capacity, which is 6 percent above original design.

In Refining, a project was approved for the Sweeny Refinery to optimize a fluid catalytic cracking (FCC) unit to increase production of higher-value petrochemical products and higher octane gasoline. The project is anticipated to be completed in mid-2020.

At the Lake Charles Refinery, crude unit modifications to run more domestic crudes and reduce feedstock costs have been completed. Additional improvements are anticipated in the fourth quarter that will further enhance refining returns. Phillips 66 Partners is constructing a 25,000 BPD isomerization unit at the refinery to increase production of higher octane gasoline blend components. Expected completion has been accelerated to the third quarter of 2019.

In Marketing, the company re-imaged 250 domestic sites during the second quarter, resulting in approximately 1,700 re-imaged U.S. sites since the program’s inception in 2015.

Phillips 66 Reports Second-Quarter Earnings of $1.3 Billion (Adjusted Earnings of $1.3 Billion)

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s second-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2018			2017
	Q2	Q1	Jun YTD	Q2	Jun YTD
Midstream	$202	233	435	96	208
Chemicals	262	232	494	196	377
Refining	910	91	1,001	224	483
Marketing and Specialties	237	184	421	214	355
Corporate and Other	(207)	(155)	(362)	(149)	(279)
Net Income	1,404	585	1,989	581	1,144
Less: Noncontrolling Interests	65	61	126	31	59
Phillips 66	$1,339	524	1,863	550	1,085

Adjusted Earnings
	Millions of Dollars
	2018			2017
	Q2	Q1	Jun YTD	Q2	Jun YTD
Midstream	$202	233	435	101	213
Chemicals	262	232	494	196	397
Refining	911	89	1,000	233	231
Marketing and Specialties	195	174	369	218	359
Corporate and Other	(183)	(162)	(345)	(148)	(278)
Net Income	1,387	566	1,953	600	922
Less: Noncontrolling Interests	65	54	119	31	59
Phillips 66	$1,322	512	1,834	569	863

Phillips 66 Reports Second-Quarter Earnings of $1.3 Billion (Adjusted Earnings of $1.3 Billion)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is integral to the portfolio. Headquartered in Houston, the company has 14,400 employees committed to safety and operating excellence. Phillips 66 had $55 billion of assets as of June 30, 2018. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Jeff Dietert (investors)	Rosy Zuklic (investors)	Dennis Nuss (media)
832-765-2297	832-765-2297	832-765-1850
jeff.dietert@p66.com	rosy.zuklic@p66.com	dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms adjusted earnings, adjusted earnings per share, and adjusted net income. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods and with peer companies, by excluding items that do not reflect the core operating results of our businesses in the current period. This release includes realized refining margin, a non-GAAP financial measure that demonstrates how well we performed relative to benchmark industry margins. This release also includes a debt-to-capital ratio excluding PSXP. This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners.

References in the release to earnings refer to net income attributable to Phillips 66. References to adjusted earnings refer to earnings excluding special items, as detailed in the tables to this release. References to net income are inclusive of noncontrolling interests.

Phillips 66 Reports Second-Quarter Earnings of $1.3 Billion (Adjusted Earnings of $1.3 Billion)

	Millions of Dollars
	Except as Indicated
	2018			2017
	Q2	Q1	Jun YTD	Q2	Jun YTD
Reconciliation of Earnings to Adjusted Earnings
Consolidated Earnings	$1,339	524	1,863	550	1,085
Pre-tax adjustments:
Pending claims and settlements	—	—	—	(24)	(24)
Pension settlement expense	—	—	—	55	55
Impairments by equity affiliates	—	—	—	—	33
Certain tax impacts	(55)	(15)	(70)	—	—
Gain on consolidation of business	—	—	—	—	(423)
Tax impact of adjustments*	14	3	17	(12)	137
U.S. tax reform	24	—	24	—	—
Adjusted earnings	$1,322	512	1,834	569	863
Earnings per share of common stock (dollars)	$2.84	1.07	3.87	1.06	2.07
Adjusted earnings per share of common stock (dollars)†	$2.80	1.04	3.81	1.09	1.65

Reconciliation of Net Income to Adjusted Net Income by Segment
Midstream Net Income	$202	233	435	96	208
Pre-tax adjustments:
Pension settlement expense	—	—	—	8	8
Tax impact of adjustments*	—	—	—	(3)	(3)
Adjusted net income	$202	233	435	101	213
Chemicals Net Income	$262	232	494	196	377
Pre-tax adjustments:
Impairments by equity affiliates	—	—	—	—	33
Tax impact of adjustments*	—	—	—	—	(13)
Adjusted net income	$262	232	494	196	397
Refining Net Income	$910	91	1,001	224	483
Pre-tax adjustments:
Pending claims and settlements	—	—	—	(21)	(21)
Gain on consolidation of business	—	—	—	—	(423)
Certain tax impacts	1	(2)	(1)	—	—
Pension settlement expense	—	—	—	35	35
Tax impact of adjustments*	—	—	—	(5)	157
Adjusted net income	$911	89	1,000	233	231

Phillips 66 Reports Second-Quarter Earnings of $1.3 Billion (Adjusted Earnings of $1.3 Billion)

	Millions of Dollars
	Except as Indicated
	2018			2017
	Q2	Q1	Jun YTD	Q2	Jun YTD
Reconciliation of Net Income to Adjusted Net Income by Segment
Marketing and Specialties Net Income	$237	184	421	214	355
Pre-tax adjustments:
Pension settlement expense	—	—	—	7	7
Certain tax impacts	(56)	(13)	(69)	—	—
Tax impact of adjustments*	14	3	17	(3)	(3)
Adjusted net income	$195	174	369	218	359
Corporate and Other Net Loss	$(207)	(155)	(362)	(149)	(279)
Pre-tax adjustments:
Pending claims and settlements	—	—	—	(3)	(3)
Pension settlement expense	—	—	—	5	5
Tax impact of adjustments*	—	—	—	(1)	(1)
U.S. tax reform	24	(7)	17	—	—
Adjusted net loss	$(183)	(162)	(345)	(148)	(278)
*We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 25 percent beginning in 2018, and approximately 38 percent for periods prior to 2018. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

†Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

Phillips 66 Reports Second-Quarter Earnings of $1.3 Billion (Adjusted Earnings of $1.3 Billion)

	Millions of Dollars
	Except as Indicated
	2018
	Q2	Q1
Realized Refining Margins
Net income	$910	91
Plus:
Income tax expense	280	21
Taxes other than income taxes	72	77
Depreciation, amortization and impairments	206	211
Selling, general and administrative expenses	47	41
Operating expenses	869	989
Equity in (earnings) losses of affiliates	(214)	64
Other segment income, net	(19)	(9)
Proportional share of refining gross margins contributed by equity affiliates	409	227
Realized refining margins	$2,560	1,712
Total processed inputs (thousands of barrels)	186,257	167,712
Adjusted total processed inputs (thousands of barrels)*	208,395	184,241
Net income (dollars per barrel)**	$4.89	0.54
Realized refining margins (dollars per barrel)***	$12.28	9.29
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Net income divided by total processed inputs.
***Realized refining margins per barrel, as presented, are calculated using the underlying realized refining margin amounts, in dollars, divided by adjusted total processed inputs, in barrels. As such, recalculated per barrel amounts using the rounded margins and barrels presented may differ from the presented per barrel amounts due to rounding.

	Millions of Dollars
	June 30, 2018
Debt-to-Capital Ratio
	Phillips 66 Consolidated	PSXP*	Phillips 66 Excluding PSXP
Total Debt	$11,364	2,946	8,418
Total Equity	24,960	2,391	22,569
Debt-to-Capital Ratio	31%		27%
Total Cash	$1,884	151	1,733
Net-Debt-to-Capital Ratio	28%		23%
*PSXP's third-party debt and Phillips 66's noncontrolling interests attributable to PSXP.